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                     HERMAN MILLER, INC., AND SUBSIDIARIES

                                   Exhibit 11
             Statement Regarding Computation of Per Share Earnings
                  (Dollars in Thousands Except Per Share Data)


                                           May 28,              May 29,               May 30,
                                           1994                 1993                  1992
                                        ---------            ----------            ---------
Income (Loss) Before Extraordinary
Loss and Cumulative Effect of
Change in Accounting Principle         $    40,373         $    22,054            $    (3,488)

Extraordinary Loss                              --                  --                 (2,681)

Cumulative Effect of
Change in Accounting Principle                  --                  --                 (7,976)
                                        ----------          ----------             ----------

NET INCOME (LOSS) APPLICABLE
TO COMMON SHARES                       $    40,373         $    22,054            $   (14,145)
                                        ==========          ==========             ==========

Weighted Average Common
Shares Outstanding                      25,080,895          24,962,007             25,139,014

Net Common Shares
Issuable Upon Exercise
of Certain Stock Options                   173,849              30,593                 23,959
                                        ----------          ----------             ----------

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING AS
ADJUSTED                                25,254,743          24,992,600             25,162,973
                                        ==========          ==========             ==========

Income (Loss) Per Share Before
Extraordinary Loss and
Cumulative Effect of Change
in Accounting Principle                   $   1.60       $         .88            $     (.14)

Extraordinary Loss Per Share                    --                   --                 (.11)

Cumulative Per Share Effect
of Change in Accounting Principle               --                  --                  (.31)
                                         ---------          ----------            ----------

NET INCOME (LOSS) PER SHARE              $    1.60         $       .88            $     (.56)
                                         =========         ===========            ==========

Earnings per share on a fully diluted basis are not significantly different from reported primary amounts.





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